SunOpta
A healthy products company

SunOpta Inc.
2838 Bovaird Drive West
Brampton, ON Canada L7A 0H2
T: (905) 455-1990
F: (905) 455-2529
www.sunopta.com

November 24, 2006

Mr. Joe Riz
Ste. 850
36 Toronto Street
Toronto, Ontario M5C 2C5

Dear Joe,

Joe, it is my pleasure to offer you the position of Executive Vice President, SunOpta Inc. I fully realize that consideration of the opportunity has been a long and sometimes difficult process, but in the end I am sure it will be most rewarding and a great deal of fun as well.

As previously discussed, the key responsibilities of the Executive Vice President role will be:

i. Member of Executive Committee comprised of Jeremy Kendall as Chairman, Steve Bromley as Chief Executive Officer, John Dietrich as Chief Financial Officer and you as Executive Vice President. The purpose of this group will be to discuss high level operational issues, financial results and strategic orientation.

ii. Direct responsibility for operations with Group Presidents, Vice President Supply Chain and other management, as deemed appropriate, reporting to you.

The following details the proposed terms of your employment based on our discussions in this regard:

REPORTING TO: Steve Bromley, President and Chief Executive Officer

LOCATION: 2838 Bovaird Drive West, Brampton, Ontario L7A 0H2

STARTING DATE: January 2, 2007

COMPENSATION AND BENEFITS:

Salary: Starting salary of $325,000 per annum, adjusted to $350,000 per annum effective July 1, 2007. Salary is paid by direct deposit on the 15th and last day of each month.

Benefits: The Company provides family health, hospital, vision and dental coverage. Some of the coverage highlights are as follows:

a) 80% / 20% co-pay Medical and Dental Coverage;
b) Paramedical services $300 each per year;
c) $150 Vision Coverage every two years;
d) Life Insurance (2 Times Salary)
e) Accidental death & dismemberment (2 Times Salary)

Enrollment can be immediate if so required. Life insurance premiums paid for by the Company are a taxable benefit and will be added to your income on your annual T4.

Enrollment in the long-term disability plan is mandatory for all employees; the plan covers up to 66% of your income if you become disabled. Premiums for disability insurance are paid directly by the employee, through payroll deduction, to ensure that any benefits received from this plan are non-taxable.

The Company may change, add or delete benefits or coverage in the future and no such change will be considered as a substantial change to the terms of your employment or a breach of contract.

Vacation: You will be entitled to four weeks vacation per annum. SunOpta's vacation period runs from January to December and all vacation must be taken in the year it is earned. No carry forward of vacation to the following year is permitted unless previously approved.

Vacation time must be scheduled in accordance with the business needs of the Company.

Bonus: You will be entitled to a bonus of up to 50% of your salary based on consolidated SunOpta results. This plan is administered in line with the fiscal reporting calendar and as such you will be eligible for bonus based on the SunOpta Corporate Office Bonus Plan, which is based on a combination of operating results in each of the operating groups, corporate return on assets, corporate return on equity and net earnings at a corporate level. The terms of this plan are reviewed on an annual basis by the Board of Directors.

RRSP: You may contribute up to 5% of your salary by payroll deduction which the Company will match $1 for $1 into your individual RRSP, to a maximum of $9,000 or the maximum applicable for deduction under current tax legislation.

Auto Allowance: $1,000.00 per month based on an allowance paid directly to you, plus reimbursement of reasonable operating costs including insurance, gas, normal maintenance and 407 ETR fees.

Accommodation Allowance: The Company will pay reasonable costs associated with temporary accommodation in the Norval area in order to alleviate issues related to time involved in commuting during peak hours. Once you have had an opportunity to assess the commute, a specific plan can be developed at that time.

Professional Fees: The Company will pay reasonable annual professional fees related to your employment.

Employee Stock Options: You will be granted 50,000 stock options with pricing to be established on the day prior to the announcement of your acceptance of this position. Options vest over five years with 20% vesting immediately.

Employee Stock Purchase Plan: You may elect to contribute between 1% and 10% of your compensation into the Employee Stock Purchase Plan, subject to maximum contribution limits as detailed in the Plan. Stock is issued at the end of each quarterly offering period based on a 15% discount to the average share price immediately before the end of the offering period. You are eligible to enroll in the plan as of March 1, 2007, which is the beginning of the next offering period subsequent to the proposed start date.

Common Shares: You will be awarded 10,000 common shares of SunOpta, 2,500 common shares per year for a 4 year period with the first grant effective July 1, 2007 and each anniversary thereafter.

Change of Control: In the event of a change of Change of Control of the Company (defined as 50% or more of the common shares owned by one investor group) all unvested options will immediately vest. In addition, you will have the option to receive severance benefits of eighteen months base salary, bonus based on the average of the last two years of employment plus continuation of allowable medical and insurance benefits during the severance period.

Reviews: The formal performance and compensation review process is held at the beginning of each fiscal year. As such, your first performance and compensation review will be scheduled for January 2008.

SUNOPTA POLICIES

Hours of Work: SunOpta's normal hours of work are 8:30 a.m. to 5:00 p.m. Monday to Friday. Time outside of normal work hours is required.

Practices & Policies: You agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of the attached documents, which form part of this contract of employment.

1. Agreement as to Confidential Information and Property Rights
2. Business Ethics and Conduct Policy

Resignation from Employment: You may resign your employment with the Company upon providing at least six weeks advance notice of your expected last day of work. The Company has the right to waive all or part of your resignation notice in which case you will be paid salary only to your last day of work and the Company will have no liability

for termination severance pay, since payment in lieu therefore or damages whether at common law equity or otherwise.

Termination by Company without Cause. The Company may terminate your employment at any time without Cause, in which case the Company will, in full satisfaction of its obligations to you and subject to you signing and delivering to the Company a standard form release in favour of the Company and complying with your post-employment obligations as set out above:

a) pay your outstanding Base Salary, prorated bonus based on results to date your employment ceases plus outstanding vacation pay accrued until the date your employment ceases; (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases; (c) provide you with any common shares that you would have received had you continued to be employed with the Company until the end of the term of this Agreement; and; (d) severance benefits of eighteen months base salary, bonus based on the average of the last two years of employment based on the Base Salary detailed in this Agreement by way of a lump sum payment, plus continuation of allowable medical and insurance benefits during the severance period.

If you fail to sign and deliver to the Company a release in favour of, and in a form satisfactory to, the Company or comply with your post-employment obligations, you will be provided with only your minimum entitlements, if any, under the Ontario *Employment Standards Act, 2000* as amended.

Termination by Company with Cause. The Company may terminate your employment at any time with Cause and without prior notice or any further obligations by the Company, and you will be ineligible for any common shares not yet granted. On the termination of your employment with Cause, the Company will, in full satisfaction of its obligations to you: (a) pay your outstanding Base Salary, prorated bonus and vacation pay accrued until the date your employment ceases; and (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases.

Joe, I would be most pleased to have the opportunity to work with you and take SunOpta to the billion dollar vision and beyond. I would ask that you sign below indicating your agreement with the proposed employment terms.

Yours sincerely,

Steve Bromley
President and COO